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                                                                   EXHIBIT 2.3


                                January 22, 2001


Davis Instruments, LLC
4701 Mount Hope Road
Baltimore, Maryland 21215

Attention: Lee D. Rudow, President

Gentlemen:

         This letter sets forth the agreement between the undersigned, David L. White ("Holder"), and Davis Instruments, LLC, a Maryland limited liability company ("Davis"). This letter (the "Proxy") is entered into concurrently with a letter agreement of even date herewith (the "Letter of Intent") by and between Davis and Inotek Technologies Corp., a Delaware corporation ("Inotek"). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Letter of Intent, unless the context otherwise requires.

         Davis desires to obtain Holder's proxy to vote all of the shares of common stock of Inotek which he has the power to vote, in consideration of the time, effort, money and resources which Davis has expended and will expend in furtherance of the transactions contemplated by the Letter of Intent. Holder acknowledges that Davis agreement to the terms and provisions of the Letter of Intent is conditioned on the execution of this Proxy by Holder and that, in the absence of this Proxy, Davis would not execute the Letter of Intent. Holder is executing this Proxy in order to induce Davis to enter into the Letter of Intent and to obtain the benefits of the Letter of Intent and the transactions contemplated thereby.

         Holder represents and warrants to Davis that (i) he has the exclusive power to vote all of the shares of common stock of Inotek identified on Exhibit A-1 hereto; and (ii) this Proxy is a legal, valid and binding obligation of Holder, enforceable against him in accordance with its terms. Holder hereby appoints Lee D. Rudow and Mitchell J. Paige, and each of them individually, as proxies, attorneys and agents of Holder, with full power of substitution, (1) to vote in the name and on behalf of Holder for the approval of the Merger, and against any other proposal relating to any acquisition or change in control of Inotek, at all meetings of stockholders (including all adjournments thereof), and (2) to exercise, in the name of Holder, the power to consent to actions of the stockholders of Inotek in approving the Merger and against any other proposal relating to any acquisition or change in control of Inotek, with all the powers Holder would possess with respect to such actions.

         The proxy granted herein is irrevocable from the date hereof until the earlier to occur of the effective time of the Merger or a termination of the Letter of Intent in accordance with its terms. For so long as this Proxy is in effect, Holder will not sell, transfer, assign or otherwise dispose of any shares of stock of Inotek, nor will Holder grant any proxy or other voting rights to any person other than Davis.




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Davis Instruments, LLC
January 22, 2001
Page 2

         Inotek represents to Davis that it has no reason to believe that any provision of this Proxy is unenforceable or that any person other than Holder has any right to vote the shares of stock of Inotek to which this Proxy relates. Inotek is executing this Proxy for the purpose of evidencing (1) its knowledge of the terms hereof and (2) its agreement that it will recognize the validity of the proxy granted herein in connection with any vote or consent of stockholders during the term hereof.

         This Proxy may not be amended except by a written instrument executed by all of the parties hereto. This Proxy may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument.

         IN WITNESS WHEREOF, the parties have duly executed this Proxy as of the day and year first above written.



                                         /s/ David L. White
                                         --------------------------------------
                                         David L. White


                                         Inotek Technologies Corp.



                                         By:
                                            -----------------------------------
                                         Its:
                                             ----------------------------------

Accepted:
DAVIS INSTRUMENTS, LLC



 /s/ Lee D. Rudow
-----------------------------
By: Lee D. Rudow
Its: President


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                                   EXHIBIT A-1


        Class of Stock                                Number of Shares
        Common Stock                                     1,791,025